Sub-Item: 77E

LEGAL PROCEEDINGS
Since October 2003, Federated and
related entities (collectively, "Federated")
 and various Federated-sponsored
mutual funds (Funds) have been named as
 defendants in several class action
 lawsuits now pending in the United
States District Court for the District
of Maryland. The lawsuits were
purportedly filed on behalf of people who purchased, owned and/or redeemed shares of certain Funds during specified periods beginning November 1, 1998.
The suits are generally similar in
alleging that Federated engaged in
illegal and improper trading practices including market timing and late trading in concert with certain institutional
 traders, which allegedly caused
 financial injury to
the mutual fund shareholders. Federated
without admitting the validity of any
claim has reached a preliminary
settlement with the Plaintiffs in
these cases. Any settlement would have
to be approved by the Court.
     Federated entities have also been
named as defendants in several additional
 lawsuits that are now pending in
the United States District Court for the
 Western District of Pennsylvania. These
 lawsuits have been consolidated into
a single action alleging excessive
advisory fees involving one of the Funds.
     The Board of the Funds retained the
law firm of Dickstein Shapiro LLP to
represent the Funds in each of the
lawsuits described in the preceding two
paragraphs. Federated and the Funds, and
 their respective counsel, have
been defending this litigation, and none
 of the Funds remains a defendant in any
of the lawsuits. Additional lawsuits
based upon similar allegations may be filed in the future. The potential impact of these lawsuits, all of which seek
monetary damages, attorneys' fees and expenses, and future potential similar suits is uncertain.
 Although we do not
believe that these lawsuits will have a material adverse effect on the Funds, there can be no assurance that these suits, ongoing adverse publicity and/or other
 developments resulting from the allegations in these matters will not result in increased redemptions, or reduced sales of shares of the Funds or other adverse consequences for the Funds.



Current as of:  8/18/94